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                                                                     Exhibit 4.3

      Agreement to Extend "First Amendment to Boston Life Sciences, Inc.
               Warrants for Purchase of Shares of Common Stock"

This agreement is meant to extend the previous "First Amendment" signed on May 27, 2001 by Mr. Yves Martignier, Pictet Global Sector Fund-Biotech, which extended the "Reset" of Pictet's Boston Life Sciences, Inc. Warrants from June 1, 2001 to June 15, 2001.

The extension granted hereby will be June 25, 2001. Exactly the same provisions of the previous amendment shall apply to this extension and no other changes of any kind shall apply to the provision of the Warrants which shall remain unmodified and of full force and effect as originally set forth.


Accepted and Agreed

Pictet Global Sector Fund-Biotech       Boston Life Sciences, Inc.


/s/ Yves Martignier                     /s/ David Hillson
---------------------------------       ---------------------------------
Yves Martignier, Director               David Hillson, President &
                                        Chief Executive Officer

Date: June 13, 2001                     Date: June 13, 2001
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